Exhibit 10.36

October 31, 2008

Mr. Greg McKelvey

3913 Stanford Avenue

Dallas, TX 75225

Dear Greg:

Congratulations on your promotion to Executive Vice President, Chief Strategy and Transformation Officer of Dean Foods Company. This position will report to Gregg Engles.

Here are the specifics of your offer:

Effective Date

The effective date of your new position is November 1, 2008.

Base Salary

You will be paid $13,750.00 on a semi-monthly basis, which equates to an annual salary of $330,000.00 (+17.9%). Your salary will be reviewed annually (next in March, 2009).

Annual Incentive Opportunity

You will continue to be eligible to earn an annual incentive as a participant in the 2008 Dean Foods Corporate Short-term Incentive Plan. Effective November 1, 2008, your target incentive award equals 60% of your annualized base salary, subject to the achievement of certain financial targets for Dean Corporate and specific individual objectives. For 2008, your incentive will be prorated based on the amount of time you were in each position.

Annual Long Term Incentive

You will continue to be eligible for future equity grants as an Executive Vice President under the Dean Foods Long Term Incentive Program beginning in February, 2009. The amount and nature of future long-term awards will be determined by the Dean Foods Board of Directors.

Executive Deferred Compensation

You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.

Paid Time Off

You will continue to be eligible for twenty-five (25) days of PTO. Unused PTO is not carried forward from year to year unless state law requires.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401k, and more. You are also eligible to participate in the Supplemental Executive Retirement Plan (SERP), Executive LTD program, and company paid annual physical.

Insider Trading

As an Executive Officer, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.

Severance

As an Executive Officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.

Change in Control

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executive officers. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within 13 months after a Change in Control, or by you for good reason within such 13 month period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.

Conclusion

Greg, I am very excited about your new opportunity, and I look forward to your future contributions to Dean Foods.

Best regards,

/s/ Paul Moskowitz
Paul Moskowitz
Executive Vice President, Human Resources

Agreed and accepted:

/s/ Greg McKelvey
Greg McKelvey

11/03/08
Date